Exhibit 4.2


                          AMENDMENT TO RIGHTS AGREEMENT

         This Amendment, dated as of September 7, 2004 (the "Amendment"), is to the Rights Agreement dated as of June 15, 2001 (the "Rights Agreement"), between First Financial Bancorp, a California corporation ( "the Company"), and Mellon Investor Services, LLC (the "Rights Agent").

         WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger dated as of September 7, 2004 among Placer Sierra Bancorp ("PSB"), a California corporation, its subsidiary Placer Sierra Bank ("PS Bank"), the Company, and the Company's subsidiary Bank of Lodi, N.A. ("BOL") providing for the merger of the Company with and into PSB and the merger of BOL with and into PS Bank pursuant to a related merger agreement (such agreements together, the "Merger Agreements");

         WHEREAS, the Merger Agreements contemplate that the Company, at the time such agreements are executed, shall have taken all actions necessary to prevent the Merger Agreements and the transactions contemplated therein from triggering the Rights (as defined in the Rights Agreement) outstanding under the Rights Agreement;

         WHEREAS, the Board of Directors has determined that this Amendment is in the best interests of the Company and its shareholders; and

         WHEREAS, the Company and the Rights Agent have determined that, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended as set forth herein without the approval of the holders of the Rights.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

         1. This Amendment shall become effective on the date that the Company and PSB have both executed the Merger Agreements, immediately before such execution.

         2. Subsection 1(a) of the Rights Agreement is hereby amended to include the following additional sentence to immediately follow the current language therein: "Notwithstanding the foregoing, neither Placer Sierra Bancorp, a California corporation, nor any of its Affiliates or Associates, shall be an `Acquiring Person.'"

         3. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(aa) which shall read as follows: "`Section 11(a)(ii) Event' shall mean any Trigger Event or any other event set forth in Section 11(a)(ii)."

         4. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(bb) which shall read as follows:

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         "Section 13 Event" shall mean any event described in clause (i), (ii),
         (iii) or (iv) of Section 13(a) of this Agreement, other than the delivery, execution or performance or consummation of any of the transactions contemplated in the Agreement and Plan of Reorganization dated as of September 7, 2004 between Placer Sierra Bancorp, a California corporation and the Company and the related Merger Agreement.

         5. Section 1 of the Rights Agreement is hereby amended to include a new Subsection 1(cc) which shall read as follows: "`Triggering Event'" shall mean any Section 11(a)(ii) Event or any Section 13 Event."

         6. The Rights Agreement is hereby amended to include a new Subsection
(v) to Section 11(a) thereof which shall read as follows:

         (v) Notwithstanding anything in this Agreement to the contrary, the execution, delivery, performance or consummation of any of the transactions contemplated in the Agreement and Plan of Reorganization dated as of September 7, 2004 between Placer Sierra Bancorp and the Company and the related Merger Agreement will not be deemed to be a TriggeringEvent.

         7. Section 13 of the Rights Agreement is hereby amended to include a new Subsection 13(f) which shall read as follows:

         (f) Notwithstanding anything in this Agreement to the contrary, this
         Section 13 shall not be applicable to the execution, delivery, or the performance or consummation of any of the transactions contemplated in, the Agreement and Plan of Reorganization dated as of September 7, 2004 between Placer Sierra Bancorp and the Company and the related Merger Agreement none of such events or occurrences shall be deemed to be a Triggering Event.

         8. The form of Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement is hereby replaced in its entirety by the form of Summary of Rights to Purchase Common Shares attached as Exhibit A hereto.

         9. As promptly as practicable following the date of this Amendment, the Company shall take all appropriate actions to cause the legend on the certificates for the Common Stock referring to the Rights Agreement to make reference to this Amendment.

         10. This Amendment shall be limited solely to the matters expressly set forth herein and shall not (a) prejudice any right or rights which the Company may now have or may in the future have under or in connection with the Rights Agreement or any instruments or agreements referred to therein or (b) except to the extent expressed as set forth herein, modify the Rights Agreement or any Rights, or any instruments or agreements referred to therein.

         11. Unless defined herein, all capitalized terms shall have the meanings provided in the Rights Agreement.

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


         12. This Amendment shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         13. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures by facsimile transmission are deemed acceptable.

         14. This Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Company's common shares). Nothing in this Amendment shall be construed to give any person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the Company's common shares) any legal or equitable right, remedy or claim under this Amendment and the Merger Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereto affixed and attested, all as of the date and year first above written.

                             FIRST FINANCIAL BANCORP


                             By:      /s/LEON J. ZIMMERMAN
                                  _______________________________________
                                         Leon J. Zimmerman

                             Its:     PRESIDENT & CHIEF EXECUTIVE OFFICER
                                  _______________________________________

                             MELLON INVESTOR SERVICES, LLC


                             By:         /s/CECIL D. BOBEY
                                  _______________________________________
                                            Cecil D. Bobey

                             Its:     ASSISTANT VICE PRESIDENT
                                  _______________________________________


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